UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934 (Amendment No.      )

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☐ Preliminary Proxy Statement
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☐ Definitive Proxy Statement
☒ Definitive Additional Materials
☐ Soliciting Material Pursuant to §240.14a-12

C-COR INCORPORATED

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(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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FOR IMMEDIATE RELEASE
ISS AND GLASS LEWIS EACH RECOMMEND MERGER OF ARRIS AND C-COR
ELECTION DEADLINE APPROACHES FOR C-COR SHAREHOLDERS
Suwanee, GA and State College, PA: December 6, 2007. ARRIS Group, Inc. (NASDAQ: ARRS) and C-COR Incorporated (NASDAQ: CCBL) announced today that both Institutional Shareholder Services (ISS) and Glass Lewis & Co., two of the leading, independent proxy advisory firms, have recommended that the shareholders of ARRIS and C-COR vote FOR the proposals related to the merger of C-COR with and into a wholly owned subsidiary of ARRIS, pursuant to an agreement and plan of merger dated September 23, 2007. ARRIS and C-COR will hold their respective shareholder meetings on December 14, 2007.
“We are very pleased with the ISS and Glass Lewis recommendations. This represents a credible, independent validation of the strategy behind this transaction,” said Robert Stanzione, CEO of ARRIS Group and David Woodle, CEO of C-COR.
The deadline for C-COR shareholders to elect to receive merger consideration of cash, shares of ARRIS common stock or a combination of cash and stock as described in the joint proxy statement/prospectus, is 5:00 pm EST, on Thursday, December 13, 2007. C-COR shareholders must complete and return the election form and letter of transmittal, together with certificates representing the shares of C-COR common stock, to make a valid election. Shares of C-COR common stock as to which the holder has not made a valid election before the election deadline will be treated as though no election has been made. C-COR shareholders who hold their shares in “street” name should follow the instructions from their broker, bank, or other nominee with respect to making elections for those shares.
The vote of every shareholder is important. Any shareholder of ARRIS or C-COR who has not yet submitted a proxy is encouraged to do so as soon as possible. ARRIS shareholders with questions about the merger or in need of assistance in voting their shares should contact Morrow & Co., LLC, toll free at +1 800 607 0088. C-COR shareholders must submit their proxies by 11:59 pm EST, on Thursday, December 13, 2007. C-COR shareholders with questions regarding their election or in need of assistance in voting should contact D. F. King & Co. Inc. toll-free at +1 888-644-6071 or +1 212 269 5550 (collect).
About ARRIS
ARRIS provides broadband local access networks with best-in-class video, high-speed data, mobile and fixed-line telephony systems for the delivery of voice, video and data to their residential and small-to-medium sized business customers. ARRIS complete solutions enhance the reliability and value of converged services from the network to the end-user. Additionally, ARRIS provides a complete set of tools and cable system infrastructure products. Headquartered in Atlanta, Georgia, USA, ARRIS has R&D centers in Atlanta, Chicago, Cork, Ireland and Shenzhen, China and operates support and sales offices throughout the world. ARRIS common stock is listed on the NASDAQ Global Market (Symbol: ARRS). For additional information regarding ARRIS, visit www.arrisi.com.

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About C-COR
C-COR enables its global customer base to confidently grow, manage and deliver next-generation products and services to consumers. The Company’s integrated access and management platforms deliver highly reliable and flexible voice, video and data, and support quick launch and cost effective scaling of new services. C-COR’s common stock is listed on the NASDAQ Global Market (Symbol: CCBL). For additional information regarding C-COR, visit www.c-cor.com.
Additional Information and Where to Find It
In connection with the proposed combination of ARRIS and C-COR, ARRIS has filed with the SEC a registration statement on Form S-4, which includes a proxy statement of C-COR and a proxy statement and prospectus of ARRIS. Shareholders are urged to read the joint proxy statement/prospectus regarding the proposed transaction, because it contains important information. Shareholders are able to obtain a free copy of the joint proxy statement/prospectus, as well as other filings containing information about ARRIS and C-COR, without charge, at the SEC’s internet site (http://www.sec.gov). Copies of the joint proxy statement/prospectus and the filings with the SEC that are incorporated by reference in the joint proxy statement/prospectus also can be obtained, without charge, by directing a request to ARRIS, 3871 Lakefield Drive, Suwanee, Georgia 30024, Attention: Investor Relations (678) 473-2647, or to C-COR, 60 Decibel Road, State College, Pennsylvania 16801, Attention: Director of Investor Relations (800) 233-2267 ext. 4438.
Participants in the Solicitation
ARRIS, C-COR and their respective directors and executive officers and other persons may be deemed to be participants in the solicitation of proxies in respect of the proposed combination. Information regarding ARRIS’ directors and executive officers is available in the Proxy Statement with respect to ARRIS’ 2007 Annual Meeting of Stockholders filed by ARRIS with the SEC on April 9, 2007. Information regarding C-COR’s directors and executive officers is available in C-COR’s Annual Report on Form 10-K, as amended by C-COR on October 11, 2007. Other information regarding the participants in the proxy solicitation and a description of their direct and indirect interests, by security holdings or otherwise, is contained in the joint proxy statement/prospectus and other relevant materials filed with the SEC.

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